As filed with the Securities and Exchange Commission on January 13, 2003
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                             ----------------------
                          CELLEGY PHARMACEUTICALS, INC.
           (Exact name of the Registrant as specified in its charter)

         California                                   82-0429727
(State or other jurisdiction of             (I.R.S. employer identification no.)
incorporation or organization)

                      349 Oyster Point Boulevard, Suite 200
                      South San Francisco, California 94080
                                 (650) 616-2200
 (Address and telephone number of the Registrant's principal executive offices)

                             ----------------------

                               K. MICHAEL FORREST
                             Chief Executive Officer
                          Cellegy Pharmaceuticals, Inc.
                      349 Oyster Point Boulevard, Suite 200
                          South San Francisco, Ca 94080
                                 (650) 616-2200
   (Name, address and telephone number of the Registrant's agent for service)

                             ----------------------

                                   Copies to:
                                 C. Kevin Kelso
                               Fenwick & West LLP
                     815 Connecticut Avenue, N.W., Suite 200
                             Washington, D.C. 20006
                                 (202) 261-0400

                             ----------------------

        Approximate date of commencement of proposed sale to the public:
               From time to time after this Registration Statement
                               becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration   statement  for  the  same  offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Calculation Of Registration Fee

-------------------------------------------------- ------------------- ---------------- ------------------- --------------------
                                                                          Proposed       Proposed Maximum
  Title of Each Class of shares of common stock      Amounts to be         Maximum      Aggregate Offering       Amount of
                to be Registered                     Registered(1)     Offering Price        Price(1)        Registration Fee
                                                                             per
                                                                          Share(1)
-------------------------------------------------- ------------------- ---------------- ------------------- --------------------
Common Stock, no par value                            2,200,000          $4.73 (1)           $10,406,000                $958
-------------------------------------------------- ------------------- ---------------- ------------------- --------------------

(1) Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock on the NASDAQ Stock Market on January 7, 2003.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PRELIMINARY PROSPECTUS

                  Subject to completion, dated January 13, 2003

                          Cellegy Pharmaceuticals, Inc.
                        2,200,000 shares of common stock

                   ------------------------------------------

         Our common stock is listed on the NASDAQ Stock Market under the symbol "CLGY." On January 9, 2003, the last reported sale price of the Common Stock on the NASDAQ Stock Market was $4.92 per share.

                   ------------------------------------------

         Up to 2,200,000 shares of Cellegy common stock may be offered and sold over time by the shareholder named in this prospectus under the heading "Selling Shareholder," by such shareholder's pledgees or donees, or by other transferees that receive the shares of common stock in transfers other than public sales.

                   ------------------------------------------

         This investment involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 4 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is ____________

********************************************************************************
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these
securities   in  any  state   where   the  offer  or  sale  is  not   permitted.
********************************************************************************

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. We are offering to sell securities and seeking offers to buy securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

                                TABLE OF CONTENTS

Forward-Looking Statements.........4   Plan of Distribution....................9
The Company........................4   Where You Can Find More Information....10
Risk Factors.......................4   Documents Incorporated by Reference....11
Use of Proceeds....................8   Legal Matters..........................11
Selling Shareholders...............8   Experts................................11

       Unless the context otherwise requires, the terms "we," "our," "us" and "Cellegy" refer to Cellegy Pharmaceuticals, Inc., a California corporation and its subsidiaries.

                          FORWARD - LOOKING STATEMENTS

     This Registration Statement on Form S-3 includes forward-looking statements that involve substantial risks and uncertainties. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates, and projections about our industry, our beliefs, and our assumptions. Words such as "believes," "anticipates," "expects," "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements are not guarantees of future performance and concern matters that involve risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include those described in "Risk Factors" and elsewhere in this prospectus. Except as required by law, we undertake no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this prospectus. Actual events or results may differ materially from those discussed in this prospectus.

                                   THE COMPANY

     General. We are a specialty pharmaceutical company engaged in the development of prescription drugs in the areas of gastroenterology, sexual dysfunction in men and women and women's healthcare. Cellegy has a number of late stage products in its development pipeline. We are developing prescription drug candidates, including Cellegesic(R) ointment for the treatment of anal fissures and hemorrhoids and two transdermal testosterone gel product candidates, Tostrex(TM) gel, for the treatment of male hypogonadism, a condition that afflicts men generally above the age of forty, and Tostrelle(TM) gel, for the treatment of sexual dysfunction in menopausal women. Other pipeline product candidates include nitric oxide donors for the treatment of sexual dysfunction in females, Raynaud's Disease, Restless Leg Syndrome, and prostate cancer.

     Our NDA for Tostrex was accepted by the U.S. Food and Drug Administration, or FDA, and is now under review by the agency. Cellegy's other testosterone product, TostrelleTM gel, for the treatment of female sexual dysfunction due to testosterone deficiency, entered into Phase II/III clinical testing during the first quarter of 2002. In addition to testosterone products, we are developing CellegesicTM ointment for the treatment of pain associated with chronic anal fissures. Cellegy plans to conduct an additional Phase III clinical trial designed to confirm the pain reduction endpoint achieved by the product in two previous randomized Phase III trials. The new trial will commence following FDA review and acceptance of the trial protocol.

In December 2002, Cellegy completed an exclusive license agreement with PDI, Inc. for commercialization of Tostrex in North American markets. Including $5.5 million from a private placement financing and $15 million in upfront payments from the Tostrex license agreement received in the fourth quarter of 2002, Cellegy believes that available cash and investments are sufficient to meet its capital needs through, at least, December 31, 2004.

                                  RISK FACTORS

     Please carefully consider the specific factors set forth below as well as the other information contained in, or incorporated by reference into, this prospectus before purchasing shares of our common stock. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below.

We are subject to regulation by regulatory authorities including the FDA, which could delay or prevent marketing of our products. Unexpected regulatory outcomes could adversely affect our business and stock price.

     Cellegy's prescription product candidates, and our ongoing research and clinical activities such as those relating to our product candidates Cellegesic, Tostrex and Tostrelle, are subject to extensive regulation by governmental regulatory authorities in the United States and other countries. Before we obtain regulatory approval for the commercial sale of our potential drug products, we must demonstrate through pre-clinical studies and clinical trials that the product is safe and efficacious for use in the clinical indication for which approval is sought. The timing of NDA submissions, the outcome of reviews by the FDA and the initiation and completion of other clinical trials are subject to uncertainty, change and unforeseen delays. Extensive current pre-clinical and clinical testing requirements and the current regulatory approval process of the FDA in the United States and of certain foreign regulatory authorities, or additional future government regulations, could prevent or delay regulatory approval of Cellegy's products.

     Disagreements may occur in the future, and one or more of our ongoing or planned clinical trials could be delayed or be required to be repeated in order to satisfy regulatory requirements. The FDA could impose requirements on future trials that could delay or prevent the regulatory approval process for Cellegesic, Tostrex or Tostrelle.

     In June 2002, Cellegy announced that it had submitted an NDA for Tostrex including data from a Phase III clinical study using Tostrex to treat male hypogonadism. There can be no assurance that the FDA will find the trial data, the statistical analysis methodology used by Cellegy, or other sections of the NDA sufficient to approve Tostrex for marketing in the United States. The FDA could require further trials, decide to have an Advisory Panel review the submission, with an uncertain outcome of such panel's recommendation, or take other actions having the effect of delaying or preventing commercial introduction of Tostrex. In April 2002, Cellegy announced that it withdrew its NDA for Cellegesic, in order to better understand the FDA's further requirements for approval of Cellegesic. After meetings and discussions with the FDA, Cellegy now intends to conduct another Cellegesic Phase III clinical trial once the trial protocol is reviewed and approved by the FDA. The FDA could require changes to the proposed Cellegesic trial protocol which could make the endpoints of the study more difficult to achieve than currently anticipated.

     Sales of Cellegy's products outside the United States are subject to regulatory requirements governing clinical trials and marketing approval. These requirements vary widely from country to country and could delay introduction of Cellegy's products in those countries.

Our clinical trial results are very difficult to predict in advance, and failure of one or more clinical could adversely affect our business and our stock price.

     Results of pre-clinical studies and early clinical trials may not be good predictors of results that will be obtained in later-stage clinical trials. We cannot assure you that Cellegy's present or future clinical trials, including, for example, the current Phase II/III study for Tostrelle, will demonstrate the results required to continue advanced trial development and allow us to seek marketing approval for this or our other product candidates. Because of the independent and blind nature of certain human clinical testing, there will be extended periods during the testing process when we will have only limited, or no, access to information about the status or results of the tests. Other pharmaceutical companies have believed that their products performed satisfactorily in early tests, only to find their performance in later tests, including Phase III clinical trials, to be inadequate or unsatisfactory, or that FDA Advisory Committees have declined to recommend approval of the drugs, or that the FDA itself refused approval, with the result that such companies' stock prices have fallen precipitously.

We have a history of losses, and we expect losses to continue for at least several years.

     Our accumulated deficit as of September 30, 2002 was approximately $82.0 million. We have never operated profitably and, given our planned level of operating expenses, we expect to continue to incur losses for at least the next two years. We plan to increase our operating expenses as we continue to devote significant resources to pre-clinical studies, clinical trials, administrative, marketing, sales and patent activities. Accordingly, without substantial revenues from new corporate collaborations, royalties on product sales or other revenue sources, we expect to incur substantial operating losses in the foreseeable future as our potential products move into commercialization, and we continue to invest in research and clinical trials. Our losses may increase in the future, and even if we achieve our revenue targets, we may not be able to sustain or increase profitability on a quarterly or annual basis. The amount of future net losses, and the time required to reach profitability, are both highly uncertain. To achieve sustained profitable operations, we must, among other things, successfully discover, develop, obtain regulatory approvals for and market pharmaceutical products. We cannot assure you that we will ever be able to achieve or sustain profitability.

Our prospects for obtaining additional financing, if required, are uncertain and failure to obtain needed financing could affect our ability to develop or market products.

     Throughout our history, we have consumed substantial amounts of cash. Our cash needs are expected to continue to increase over, at least, the next two years in order to fund the additional expenses required to expand our current research and development programs and to commercialize our products once regulatory approvals have been obtained. Cellegy has no current source of significant ongoing revenues or capital beyond existing cash and investments, certain product sales of Rectogesic in Australia, sales to Gryphon, the development subsidiary of a major specialty retailer, and possible payments under our license agreement with PDI relating to Tostrex. In order to complete the research and development and other activities necessary to commercialize our products, additional financing will be required.

     Cellegy will seek private or public equity investments and future collaborative arrangements with third parties to help fund future cash needs. Such funding may not be available on acceptable terms, if at all. Including proceeds from a private placement financing during 2002 and upfront payments received from the Tostrex license agreement in the fourth quarter of 2002, Cellegy believes that available cash resources and interest earned will be adequate to satisfy its capital needs through at least December 31, 2004. Failure to obtain additional financing could require us to delay or reduce the scope of some of our planned research, development and sales and marketing activities.

The type and scope of patent coverage we have may limit the commercial success of our products.

     Cellegy's success depends, in part, on our ability to obtain patent protection for our products and methods, both in the United States and in other countries. Several of Cellegy's products are based on existing compounds with a history of use in humans but are being developed by Cellegy for new therapeutic uses. Cellegy cannot obtain composition patent claims on the compounds themselves, and will instead need to rely on patent claims, if any, directed to use of the compounds to treat certain conditions or to specific formulations we are attempting to develop. Cellegy may not be able to prevent a competitor from using our formulations or compounds for a different purpose. Certain United States and foreign patents have previously been issued to Cellegy. However, we cannot assure you that any additional patents will be issued to Cellegy, that the protection of any patents issued in the future will be commercially valuable or that current or future patents will be held valid if subsequently challenged.

     The patent position of companies engaged in businesses such as Cellegy's business generally is uncertain and involves complex legal and factual questions. There is a substantial backlog of patent applications at the United States Patent and Trademark Office. Further, issued patents can later be held invalid by the patent office issuing the patent or by a court. There can be no assurance that any patent applications relating to Cellegy's products or methods will issue as patents, or, if issued, that the patents will not be challenged, invalidated or circumvented or that the rights granted thereunder will provide us a competitive advantage. For example, we earlier reported that two oppositions had been filed with the European Patent Office regarding our European patent protecting the manufacture and use of nitroglycerin ointment and related compounds for the treatment of anal disorders, including fissures and various hemorrhoidal conditions. An adverse outcome in either opposition proceeding could have a negative effect on Cellegy, impacting the success of our marketing efforts in Europe. In addition, many other organizations are engaged in research and product development efforts in drug delivery and topical formulations that may overlap with Cellegy's products. Such organizations may currently have, or may obtain in the future, legally blocking proprietary rights, including patent rights, in one or more products or methods under development or consideration by Cellegy. These rights may prevent us from commercializing technology, or may require Cellegy to obtain a license from the organizations to use the technology. Cellegy may not be able to obtain any such licenses that may be required on reasonable financial terms, if at all, or that the patents underlying any such licenses will be valid or enforceable. Moreover, the laws of certain foreign countries do not protect intellectual property rights relating to United States patents as extensively as those rights are protected in the United States. Cellegy is subject to the risk that individuals or organizations located in such countries will engage in development, marketing or sales activities of Cellegy's products.

Our product sales strategy involving corporate partners is highly uncertain.

     Cellegy is seeking to enter into agreements with certain corporate partners granting rights to commercialize our lead product candidates, particularly Tostrex. Other than the recently completed Tostrex license agreement with PDI, Cellegy does not currently have any other agreements with third parties to commercialize our product candidates. Cellegy may not be able to establish any such collaborative arrangements and we may not have the resources or the experience to successfully commercialize any such products on our own. Failure to enter into any such arrangements could prevent, delay or otherwise have a material adverse effect on our ability to develop and market Cellegesic, Tostrex in markets outside of North America or other products that we desire to commercialize through third party arrangements.

     With the current and future planned corporate partner arrangements, we may rely on our partners to conduct clinical trials, obtain regulatory approvals and, if approved, manufacture, distribute, market or co-promote these products. However, reliance on third party partners can create risks to our product commercialization efforts. Once agreements are completed, particularly if they are completed at a relatively early stage of product development, Cellegy may have little or no control over the development or marketing of these potential products and little or no opportunity to review clinical data before or after public announcement of results. Further, any arrangements that may be established may not be successful.

We do not have any history of manufacturing products, and we have a limited number of critical suppliers.

     Cellegy has no direct experience in manufacturing commercial quantities of products and currently does not have any capacity to manufacture products on a large commercial scale. We currently rely on a limited number of contract manufacturers, primarily PanGeo Pharma, and suppliers to manufacture our formulations. Although we believe that there will be adequate third party manufacturers, there can be no assurance that we will be able to enter into acceptable agreements with them. In the future, we may not be able to obtain contract manufacturing on commercially acceptable terms for compounds or product formulations in the quantities we need. Manufacturing or quality control problems could occur at the contract manufacturers causing product shipment delays or inadequate quantities, or causing the contractor not to be able to maintain compliance with the FDA's current good manufacturing practice requirements necessary to continue manufacturing our products. Such problems could reduce product sales, result in substantial Cellegy liabilities under our Tostrex license agreement or otherwise adversely affect Cellegy's business and stock price.

We face intense competition from larger companies, and in the future Cellegy may not have the resources required to develop innovative products. Cellegy's products are subject to competition from existing products.

     The pharmaceutical industry is subject to rapid and significant technological change. In the development and marketing of prescription drugs, Cellegy faces intense competition. Cellegy is much smaller in terms of size and resources than many of its competitors in the United States and abroad, which include, among others, major pharmaceutical, chemical, consumer product, specialty pharmaceutical and biotechnology companies, universities and other research institutions. Cellegy's competitors may succeed in developing technologies and products that are more effective than any that we are developing and could render Cellegy's technology and potential products obsolete and noncompetitive. Many of these competitors have substantially greater financial and technical resources, clinical production and marketing capabilities and regulatory experience. In addition, Cellegy's products are subject to competition from existing products. For example, Cellegy's Tostrex product, if commercialized in the United States, is expected to compete with a currently marketed product marketed by Unimed/Solvay, a second approved gel product pending commercialization and a transdermal patch product sold by Watson Pharmaceuticals. Cellegy's Cellegesic product, if commercialized, is expected to compete with over-the-counter products, such as Preparation H marketed by American Home Products, and various other prescription products. As a result, we cannot assure you that Cellegy's products under development will be able to compete successfully with existing products or innovative products under development by other organizations.

We currently have no products we sell on our own and have limited sales and marketing experience.

     We may market certain of our products, if successfully developed and approved, through a direct sales force in the United States and through sales and marketing partnership or distribution arrangements outside the United States. Cellegy has very limited experience in sales, marketing or distribution. To market certain of our products directly, we may establish a direct sales force in the United States or obtain the assistance of our marketing partner. If we enter into marketing or licensing arrangements with established pharmaceutical companies, our revenues will be subject to the terms and conditions of such arrangements and will be dependent on the efforts of our partner. Cellegy may not be able to successfully establish a direct sales force, or assure you that our collaborators may not effectively market any of our potential products, and either circumstance could have a material adverse effect on our business and stock price.

We have very limited staffing and will continue to be dependent upon key employees

     Our success is dependent upon the efforts of a small management team, including K. Michael Forrest, our chief executive officer. We have employment agreements with certain officers, but none of our officers is bound to remain employed for any specific term. We had a reduction in force of nine people in August 2002 and an additional five people in December 2002. If other key individuals leave Cellegy, we could be adversely affected if suitable replacement personnel are not quickly recruited. Our future success depends upon our ability to continue to attract and retain qualified scientific, clinical, marketing and administrative personnel. There is competition for qualified personnel in all functional areas, and particularly intense competition in the San Francisco Bay Area where our principal facility is located, which make it difficult to attract and retain the qualified personnel necessary for the development and growth of our business.

We are subject to the risk of product liability lawsuits.

     The testing, marketing and sale of human health care products entails an inherent risk of allegations of product liability. We are subject to the risk that substantial product liability claims could be asserted against us in the future. Cellegy has obtained $5 million in insurance coverage relating to our clinical trials. There can be no assurance that Cellegy will be able to obtain or maintain insurance on acceptable terms, particularly in overseas locations, for clinical and commercial activities or that any insurance obtained will provide adequate protection against potential liabilities.

Our stock price could be volatile.

     Our stock price has from time to time experienced significant price and volume fluctuations, particularly during 2002. Sometimes our stock price has varied depending on fluctuations in the NASDAQ Stock Market generally, and sometimes fluctuations have resulted from matters more specific to Cellegy, such as an announcement of clinical trial or regulatory results or other corporate developments. Announcements that could significantly impact our stock price include:

         o    publicity  or  announcements   regarding  regulatory  developments
              relating to our products under review, particularly relating to Tostrex or Cellegesic;

         o    clinical trial results, such as results of the Tostrelle trial;

         o period-to-period fluctuations in our financial results, including our cash and investment balance, operating expenses, cash burn rate or revenues;

         o    possible delisting actions by the NASDAQ Stock Market; and

         o    negative announcements by our key suppliers or service providers.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the common stock by the selling shareholder.

                              SELLING SHAREHOLDERS

     We are registering the shares of common stock pursuant to a (i) common stock purchase agreement dated as of November 6, 2002, sometimes referred to as the November 2002 Agreement, between Cellegy and John M. Gregory.

     The following table sets forth certain information based on Cellegy's knowledge as of the date of this prospectus, with respect to the selling shareholder and the shares of the common stock that may be offered pursuant to this prospectus. Except as described below, the selling shareholder has not, within the past three years, held, any position, office or other material relationship with us or any of our predecessors or affiliates.

     The selling shareholder represented to us, in the November 2002 Agreement, that he, as of the date of the November 2002 Agreement, was purchasing such shares for investment and with no present intention of distributing or reselling such securities. However, in recognition of the fact that the selling shareholder, even though purchasing such shares for investment, wishes to be legally permitted to sell the shares when or if he deems appropriate, we are filing this registration statement. Upon effectiveness, the selling shareholder may from time to time offer and sell any or all of the shares purchased under the November 2002 Agreement pursuant to this prospectus. Because the selling shareholder is not obligated to sell shares of common stock, and because the selling shareholder may also acquire or dispose of publicly traded shares of our common stock, we cannot estimate how many shares of common stock the selling shareholder will beneficially own after this offering.

                                   Shares of Common
                                  Stock Beneficially                              Shares of Common Stock
                                       Owned (1)                                   Beneficially Owned(2)
                                 Prior to the Offering     Number of Shares         After the Offering
                                 ---------------------         Being                ------------------
                                   Number    Percent          Offered               Number      Percent
                                   ------    -------          -------               ------      -------
Selling Shareholder
John M. Gregory                  4,411,200    22.3%           2,200,000           2,211,200      11.2%

------------------------------
         (1) Based on information contained in a Form 4 filed January 6, 2003 by Mr. Gregory. The address of the selling shareholder is 340 Edgemont Avenue, Suite 500, Bristol, TN 37620. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.

         (2) Assumes that all of the offered shares are sold, that no other shares shown in the table as beneficially owned by the selling shareholder are sold, and that the selling shareholder does not acquire any other shares of our common stock. A Schedule 13D, as amended, previously filed by Mr. Gregory, indicates that Mr. Gregory has shared voting and investment power, with his wife, with respect to all shares beneficially owned, subject to community property laws where applicable.

                              PLAN OF DISTRIBUTION

     We have filed a Registration Statement of which this prospectus forms a part pursuant to registration rights we granted to the selling shareholder pursuant to the November 2002 Agreement.

     To our knowledge, the selling shareholder has not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares of common stock offered hereby, nor do we know the identity of the brokers or market makers that will participate in the sale of the shares. As used in this prospectus, the term "selling shareholder"
includes donees and pledgees selling shares received from the selling shareholder after the date of this prospectus.

     Who May Sell; How Much; Applicable Restrictions. The selling shareholder may from time to time offer the shares of common stock through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling shareholder may arrange for other broker-dealers to participate. The selling shareholder and any such brokers, dealers or agents who participate in the distribution of the shares of common stock may be deemed to be "underwriters," and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. To the extent the selling shareholder may be deemed to be an underwriter, the selling shareholder will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. To our knowledge, there are currently no plans, arrangements or understandings between the selling shareholder and any broker, dealer, agent or underwriter regarding the sale of the shares of common stock by the selling shareholder.

     Manner of Sales and Applicable Restrictions. The selling shareholder will act independently of Cellegy in making decisions with respect to the timing, manner and size of each sale. Such sales may be made over the NASDAQ Stock Market or otherwise, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares of common stock may be sold according to one or more of the following methods:

         (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         (c) an over-the-counter distribution in accordance with the NASDAQ rules;

         (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

         (e)  privately negotiated transactions.

     The selling shareholder may decide not to sell any shares. Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act, may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, the selling shareholder may transfer, devise or gift the shares by other means not described in this prospectus.

     Hedging and Other Certain Transactions with Broker-Dealers. In connection with distributions of the shares of common stock or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares of common stock registered hereunder in the course of hedging the positions they assume with selling shareholders. The selling shareholder may also sell shares of common stock short and redeliver the shares of common stock to close out such short positions. The selling shareholder may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares of common stock registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this prospectus. The shareholder may also loan or pledge the shares of common stock registered hereunder to a broker-dealer and the broker-dealer may sell the shares of common stock so loaned or, upon a default, the broker-dealer may effect sales of the pledged shares of common stock pursuant to this prospectus.

     Expenses Associated With Registration. We have agreed to pay the expenses of registering the shares of common stock under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. The selling shareholder will bear his pro rata share of all discounts, commissions or other amounts payable to underwriters, dealers or agents as well as fees and disbursements for legal counsel retained by any such selling shareholder.

     Indemnification. Under the terms of the Agreement, we have agreed to indemnify the selling shareholder and certain other persons against certain liabilities in connection with the offering of the shares of common stock, including liabilities arising under the Securities Act.

     Prospectus Updates. At any time a particular offer of the shares of common stock is made, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the Securities and Exchange Commission, or the SEC, to reflect the disclosure of required additional information with respect to the distribution of the shares of common stock. We may suspend the sale of shares by the selling shareholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, we file reports and other information with the Securities and Exchange Commission. Reports, registration statements, proxy and information statements, and other information that we have filed can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of such material from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at rates prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a World Wide Web site that contains reports, proxy and information statements, and other information that is filed electronically with the SEC. This Web site can be accessed at http://www.sec.gov.

     We have filed with the SEC a registration statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement and its exhibits and schedules, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock, please refer to the Registration Statement and its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement. Copies of the Registration Statement, including exhibits thereto, may be inspected without charge at the SEC's principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the SEC.

     We will furnish without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person's written or oral request, a copy of any and all of the information that has been incorporated by reference into this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference herein as well). Requests for such copies should be directed to A. Richard Juelis, our Chief Financial Officer, at (650) 616-2200.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" information in this prospectus and other information that we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update, amend and/or replace this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the securities that we have registered have been resold:

          (a) our annual report on Form 10-K for the fiscal year ended December 31, 2001;

          (b) all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2001, including: (1) our quarterly reports on Form 10-Q for the fiscal quarter ended March 31, 2002; June 30, 2002 and September 30, 2002 and (2) our
               Reports on Form 8-K filed on January 22, 2001, April 26, 2002, April 29, 2002, January 2, 2003 and January 13, 2003.

          (c) The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on August 1, 1995.

     Any statement incorporated herein shall be deemed to be modified or superseded for the purposes of this prospectus and the Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus and the Registration Statement.

                                  LEGAL MATTERS

     The validity of the issuance of the shares of common stock offered hereby will be passed upon for us by Fenwick & West LLP, our counsel.

                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

================================================================================

                          CELLEGY PHARMACEUTICALS, INC.

                        2,200,000 Shares of Common Stock
--------------------------------------------------------------------------------

                                   PROSPECTUS
--------------------------------------------------------------------------------

                                __________, 2003

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses to be paid by the Registrant in connection with this offering are as follows:

Securities and Exchange Commission registration fee       $    958.00
Accounting fees and expenses                                10,000.00
Legal fees and expenses                                     20,000.00
Miscellaneous                                                5,000.00
                                                         ------------
Total                                                    $  35,958.00

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Amended and Restated Articles of Incorporation (the "Restated Articles") include a provision that eliminates the personal liability of its directors to the Registrant and its shareholders for monetary damages for breach of the directors' fiduciary duties to the maximum extent permitted under California law. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Registrant or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) under Section 310 of the California Corporations Code (the "California Code") (concerning contracts or transactions between the Registrant and a director) or (vii) under Section 316 of the California Code (concerning directors' liability for improper dividends, loans and guarantees). The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision has no effect on claims arising under federal or state securities laws and will not affect the availability of injunctions and other equitable remedies available to the Registrant's shareholders for any violation of a director's fiduciary duty to the Registrant or its shareholders.

     The Restated Articles also include an authorization for the Registrant to indemnify its agents (as defined in Section 317 of the California Code), through bylaws provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this latter provision, the Registrant's Bylaws provide for indemnification of the Registrant's directors, officers and employees. Indemnification may only be authorized by a majority of Registrant's directors or shareholders or by order of a court, unless the agent has been successful on the merits. In addition, the Registrant's policy is to enter into indemnification agreements with each of its officers and directors. These indemnification agreements provide that directors and officers will be indemnified and held harmless to the fullest extent permitted by law. These agreements, together with the Restated Articles, may require the Registrant, among other things, to indemnify such directors, officers and employees against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms.

     Section 317 of the California Code makes provisions for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

     The Common Stock Purchase Agreement dated as of November 6, 2002 between the Company and the selling shareholder provides for cross indemnification of the purchaser, and of Registrant and its officers and directors, for certain liabilities under the Securities Act relating to this registration statement and otherwise.

     The Registrant also maintains a director and officer liability policy.

ITEM 16.  EXHIBITS.

The following exhibits are filed herewith or incorporated by reference herein:

    4.1 Common Stock Purchase Agreement dated as of November 6, 2002.

    5.1 Opinion of Counsel regarding the legality of common stock.

   23.1 Consent of Ernst & Young LLP, Independent Auditors.

   23.2 Consent of Counsel (included in Exhibit 5.1).

   24.1 Power of Attorney (see page II-5).
---------------------------

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all for the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on January 13, 2003.

                                          CELLEGY PHARMACEUTICALS, INC.

                                          By: /s/ K. Michael Forrest
                                              ----------------------------------
                                               K. Michael Forrest
                                               Chairman, President and CEO

                                POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints K. Michael Forrest and A. Richard Juelis, and each of them, his attorneys-in-fact, and agents, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462 of the Securities Act) to this Registration Statement, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   Signature                                    Title                            Date
                   ---------                                    -----                            ----
PRINCIPAL EXECUTIVE OFFICER:

/s/ K. Michael Forrest
------------------------
K. Michael Forrest                                     Chairman, President, Chief            January 13, 2003
                                                       Executive Officer, and Director

PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:

/s/ A. Richard Juelis
-------------------------
A. Richard Juelis                                      Vice President, Finance,              January 13, 2003
                                                       Chief Financial Officer,
                                                       and Secretary

DIRECTORS:

/s/ Jack L. Bowman
-------------------------
Jack L. Bowman                                         Director                              January 13, 2003

/s/ Tobi B. Klar
-------------------------
Tobi B. Klar, M.D.                                     Director                              January 13, 2003

/s/ Alan A. Steigrod
------------------------
Alan A. Steigrod                                       Director                              January 13, 2003

/s/ Larry J. Wells
------------------------
Larry J. Wells                                         Director                              January 13, 2003

/s/ Ronald J. Saldarini
------------------------
Ronald J. Saldarini, Ph.D.                             Director                              January 13, 2003

                                  EXHIBIT INDEX

Exhibit
Number                              Exhibit Title
------                              -------------

4.1            Common Stock Purchase Agreement dated as of November 6, 2002
5.1            Opinion of Counsel regarding the legality of common stock
23.1           Consent of Ernst & Young, LLP, independent auditors
23.2           Consent of Counsel (included in Exhibit 5.1)
24.1           Power of Attorney (see page 15)